EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Announces Amendments to Financing Agreement
Increases Credit Availability, Financial Flexibility and Lowers Interest Rate

GRAND RAPIDS, MICHIGAN-December 12, 2005-Spartan Stores, Inc., (Nasdaq: SPTN) today announced that it has completed an amendment to its existing Senior Secured Credit Facility.

The amendment increases the Senior Secured Credit Facility to $225 million and extends the term to seven years from its original $215 million limit and five-year term. Current availability under the amended agreement increases by approximately $10 million. Additionally, a $15 million Term B loan is included as part of the total $225 million credit facility, which may be drawn upon at Spartan's option. The amended agreement provides added financial flexibility for, among other items, dividend payments and acquisitions.

Interest rates under the amended agreement may be up to 50 basis points lower for LIBOR borrowings depending on levels of excess availability under the agreement. Assuming current LIBOR rates, the Company expects annual interest expense and fee amortization to decline by approximately $0.5 million (pretax) due to the lower interest rate spreads and extended maturity of the agreement.

"We are very pleased to have secured even more favorable terms for our financing agreement," stated Spartan Stores' Chairman, President and Chief Executive Officer, Craig C. Sturken. "We have been able to amend our lending agreement because of our continuously improving financial condition and sustainable strength of our financial performance. The amendment demonstrates the continued confidence our lenders have in our business plans."

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's tenth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to more than 350 independent grocery stores in Michigan, Indiana and Ohio. Spartan Stores also owns and operates 54 retail supermarkets and 19 deep-discount food and drug stores in Michigan and Ohio, including Family Fare Supermarkets, Glen's Markets, and The Pharm.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases indicating that Spartan Stores or its management "expects", or that a particular occurrence "may" be the result or occur or will "continue" or be "sustainable"; or similarly stated expectations. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our future interest expense and fee amortization may differ from current expectations depending upon, among other factors, the amount of borrowings, changes in our borrowing arrangements and agreements, and changes in the interest rate environment. The availability of our credit facility depends on compliance with the terms of the credit facility. Our ability to continue to improve financial condition and sustain financial performance is subject to certain uncertainties and other factors. Additional information about the factors that may adversely affect these forward-looking statements is contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.